Mueller Industries, Inc. Reports First Quarter 2014 Results

MEMPHIS, Tenn., April 22, 2014 -- Mueller Industries, Inc. (NYSE: MLI) announced today that net income for the first quarter of 2014 was $24.7 million, or 44 cents per diluted share, compared with net income of $26.2 million, or 46 cents per diluted share, for the same period of 2013.  Diluted earnings per share for 2013 have been adjusted to reflect a 2-for-1 stock split that was effected during the first quarter of 2014.

Net sales for the first quarter of 2014 were $574.4 million compared with $559.7 million for the same quarter of the prior year.  The increase in net sales was principally due to an overall increase in unit volumes of 8.6 percent, of which 6.4 percent was contributed by acquired businesses, partially offset by lower copper costs that impacted the selling prices of the Company’s products.  Copper prices decreased 10 percent from the prior year averaging $3.24 per pound in the first quarter of 2014 compared with $3.60 per pound in the first quarter of 2013.

In addition, on February 28, 2014 the Company completed the previously announced acquisition of Yorkshire Copper Tube for approximately $30.1 million.

Regarding the outlook for 2014, Greg Christopher, CEO, said, “Construction activity got off to a slow start in 2014, principally due to this year’s harsh winter weather.  We anticipate better business conditions as spring arrives.”

He also added, “The acquisitions of Yorkshire Copper Tube and Howell Metal Company contributed favorably to the growth in unit volume, but as is typical with acquisitions of this nature, they follow a pattern where substantial changes occur that are costly.  We are happy with our progress and we expect both businesses to be accretive to our earnings by year end.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to: (i) the construction of new homes; (ii) the improvement and reconditioning of existing homes and structures; and (iii) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “pro forma,” “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT: Jeffrey A. Martin, (901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	March 29, 2014	March 30, 2013

Net sales	$574,374	$559,690

Cost of goods sold	495,777	482,850
Depreciation and amortization	8,107	8,154
Selling, general, and administrative expense	32,183	31,343

Operating income	38,307	37,343

Interest expense	(1,026)	(596)
Other income, net	88	3,163

Income before income taxes	37,369	39,910

Income tax expense	(12,415)	(13,476)

Consolidated net income	24,954	26,434

Net income attributable to noncontrolling interest	(248)	(232)

Net income attributable to Mueller Industries, Inc.	$24,706	$26,202

Weighted average shares for basic earnings per share	55,918	55,645
Effect of dilutive stock-based awards	853	747

Adjusted weighted average shares for diluted earnings per share	56,771	56,392

Basic earnings per share	$0.44	$0.47

Diluted earnings per share	$0.44	$0.46

Dividends per share	$0.075	$0.0625

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$338,027	$311,814
OEM Segment	240,030	253,787
Elimination of intersegment sales	(3,683)	(5,911)

Net sales	$574,374	$559,690

Operating income:
Plumbing & Refrigeration Segment	$23,885	$22,625
OEM Segment	21,286	20,323
Unallocated expenses	(6,864)	(5,605)

Operating income	$38,307	$37,343

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 29, 2014	December 28, 2013
ASSETS
Cash and cash equivalents	$233,475	$311,800
Accounts receivable, net	319,902	271,847
Inventories	279,465	251,716
Other current assets	52,371	39,354

Total current assets	885,213	874,717

Property, plant, and equipment, net	243,905	244,457
Other assets	153,711	128,593

	$1,282,829	$1,247,767

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$32,085	$29,083
Accounts payable	109,452	80,897
Other current liabilities	93,894	109,276

Total current liabilities	235,431	219,256

Long-term debt	206,000	206,250
Pension and postretirement liabilities	26,554	27,426
Environmental reserves	22,005	22,144
Deferred income taxes	34,039	35,975
Other noncurrent liabilities	618	849

Total liabilities	524,647	511,900

Total Mueller Industries, Inc. stockholders’ equity	725,469	703,405
Noncontrolling interest	32,713	32,462

Total equity	758,182	735,867

	$1,282,829	$1,247,767

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 29, 2014	March 30, 2013

Cash flows from operating activities
Consolidated net income	$24,954	$26,434
Reconciliation of consolidated net income to net cash used in operating activities:
Depreciation and amortization	8,165	8,250
Stock-based compensation expense	1,194	946
Gain on disposal of properties	(1,413)	(3,003)
Deferred income taxes	(1,484)	(1,313)
Income tax benefit from exercise of stock options	(156)	(30)
Changes in assets and liabilities, net of business acquired:
Receivables	(49,482)	(42,680)
Inventories	(10,055)	212
Other assets	(14,467)	2,585
Current liabilities	(1,337)	(5,365)
Other liabilities	(989)	(753)
Other, net	398	(198)

Net cash used in operating activities	(44,672)	(14,915)

Cash flows from investing activities
Business acquired	(30,137)	—
Capital expenditures	(9,199)	(9,835)
Net withdrawals from (deposits into) restricted cash balances	1,771	(14,800)
Proceeds from the sales of properties	4,833	3,002

Net cash used in investing activities	(32,732)	(21,633)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(4,196)	(3,479)
Debt issuance cost	—	(50)
(Repayment) issuance of debt by joint venture, net	(1,407)	26,060
Repayment of long-term debt	(250)	(250)
Issuance of debt	4,373	—
Net cash received to settle stock-based awards	224	65
Income tax benefit from exercise of stock options	156	30

Net cash (used in) provided by financing activities	(1,100)	22,376

Effect of exchange rate changes on cash	179	(896)

Decrease in cash and cash equivalents	(78,325)	(15,068)
Cash and cash equivalents at the beginning of the period	311,800	198,934

Cash and cash equivalents at the end of the period	$233,475	$183,866